Exhibit 99.1

PRESS RELEASE

Takeda Pharmaceutical Company Limited
PPD, Inc.

Contact for Takeda:
Seizo Masuda
+81-6-6204-2060
Masuda_Seizo@takeda.co.jp

Contact for PPD:
Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

July 13, 2005

Takeda Acquires the Rights to DPP4 Inhibitors Granted to PPDI

Osaka, Japan/Wilmington, N.C., July 13, 2005 — Takeda Pharmaceutical Company Limited (“Takeda”) and PPD, Inc. (Nasdaq: PPDI) today announced an agreement in which Takeda acquired the development and marketing rights to all dipeptidyl peptidase IV (DPP4) inhibitors previously granted to PPD under an agreement between PPD and Syrrx, Inc. Takeda acquired Syrrx, Inc., now known as Takeda San Diego, Inc., in March 2005.

Under the new agreement, Takeda, through Takeda San Diego, acquired all the remaining rights to develop and commercialize the DPP4 inhibitors, which rights had been shared by PPD and Takeda San Diego under the collaboration agreement dated November 19, 2003. In exchange for terminating the collaboration agreement and transferring its rights to Takeda, PPD will receive an upfront payment of US$15.0 million, plus development and sales milestones, and royalties on sales of DPP4 inhibitors if approved for marketing.

The agreement further provides that PPD will serve as the sole provider to Takeda of Phase II and Phase III clinical development services in the US and the EU for the DPP4 inhibitors. This will enable the DPP4 development program to continue without interruption. Further details of the financial terms of the agreement were not disclosed.

A variety of pre-clinical and clinical findings to date indicate DPP4 inhibitors have the potential to treat type 2 diabetes. DPP4 degrades GLP-1 (Glucagon-like peptide-1), an important hormone that is released in response to the intake of food and that stimulates pancreatic beta cells to increase the secretion of insulin and that has potential to improve beta cell function itself. DPP4 inhibitors, taken orally, work by blocking GLP-1 degradation to keep its concentration for a longer period of time. Therefore, DPP4 inhibitors are expected to be one of the new generation agents for diabetes treatment.

“We are pleased to reach this agreement with PPD, allowing us full rights to DPP4 inhibitors created by our new colleagues at Takeda San Diego,” said Yasuchika Hasegawa, President & Chief Operating Officer of Takeda. “We believe that these DPP4 inhibitors will enhance Takeda’s diabetes franchise in the future”.

“We too are excited with the new arrangement with Takeda for the continued development and commercialization of the DPP4 assets,” said Fred Eshelman, Chief Executive Officer of PPD. “With the signing of this agreement, this becomes the second program under which we have advanced the clinical development of a compound and then transferred it to a third party for continued development and commercialization, thereby further validating our compound partnering strategy. As a worldwide leader in diabetes medicines, we believe that Takeda is an outstanding partner for this program.”

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<About Takeda>

Takeda, located in Osaka, Japan, is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.

For more information on Takeda, visit our website, http://www.takeda.com

<About PPD>

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 7,100 professionals worldwide with offices in 28 countries. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including the expectations and assumptions about the future development and commercialization of DPP4 inhibitors, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: risks associated with the development and commercialization of drugs; risks associated with and dependence on collaborative relationships; rapid technological advances that make products less competitive; economic conditions and competition in the pharmaceutical industry; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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